Exhibit 10.12

        Sub-contract Production Agreement of Wheat Seeds

Party A: Wuzhi County Agriculture Science & Seed Industry Co.
Party B: Jiaozuo City Yida Vegetable Oil Co., Ltd.

In accordance with Economic Contract Law of People’s Republic of China, Seed Law of People’s Republic of China and relevant regulations, Party A entrust Party B to cultivate wheat seeds on the basis of equality and mutual benefit. In order to clarify the responsibility, rights and benefits of each of the contracting party, both parties agree in consensus to adopt and sign this Sub-contract Production Agreement (hereinafter called this “Agreement”).

1.	Party A entrust Party B to cultivate wheat seeds, code for the production is: Shennong 201, the area for the cultivation shall be 1,700 mu.
2.
Party A shall be responsible for providing cultivation materials which comply with the national standards. The actual weight of seed source provided shall be decided by technicians from both parties based upon type of seeds and land conditions. The seed source shall be repaid by Party B at the time of delivery of seeds cultivated with the same weight of physical wheat seeds, there shall be no margin between the seed source and repaid seeds.

3.
Following Party A’s guidance, Party B shall enhance field management by fertilizing, watering as well as adopting pest control measures and roguing in a timely manner. Party B shall be responsible for paying fees incurred in the aforesaid activities. Party A shall be responsible for supervising the inspection of fields, acceptance of delivered seeds and related fees thereunder.

4.
Party B shall be responsible for producing qualified seeds. Party B shall guarantee to achieve the purity standards as well as other standards required by national and relevant departments, which include, among other thins,  the amount of water shall not be exceeding 12.5%.  The time for delivery is from June 30, 2011 to July 30, 2011. The place for delivery is Jiaozuo City Yida Vegetable Oil Co., Ltd. Party A shall be responsible for the transportation in connection with the delivery of the said seeds. Upon acceptance of the seeds by Party B and after deduction by Party B the same actual weight of wheat seed in a return to Party A the original sowing seed source provided by Party A, Party A shall make a lump-sum payment to Party B at a price that is equal to 110% of the current market price of the miller wheat of the same kind at the place of delivery with respect to the remaining wheat seeds cultivated by Party B.

5.	This Agreement is in duplicate. Each of Party A and Party B shall hold one copy of the same. This Agreement shall expire at the date of July 30, 2011.

Party A’s representative: /s/ Shunxing Zhao
(Corporate Seal)

Party B’s representative: /s/ Hexi Feng

Date: May 24, 2010